Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$13,653
Class B	$526
Class C	$996
Class F	$819
Total	$15,994
Class R-5	$797
Total	$16,791

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.263
Class B	$0.2099
Class C	$0.2057
Class F	$0.2626
Class R-5	$0.2795

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	51,560
Class B	2,305
Class C	4,500
Class F	3,401
Total	61,766
Class R-5	2,840
Total	64,606

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.20
Class B	$15.20
Class C	$15.20
Class F	$15.20
Class R-5	$15.20